Exhibit (d)(5)

SECOND AMENDMENT TO THE

ADVISORY AGREEMENT

THIS SECOND AMENDMENT dated as of the _____ day of _______, 2016, to the Advisory Agreement, dated as of January 4, 2016 (the “Advisory Agreement”), is entered into by and between VIRTUS ETF TRUST II (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and Virtus ETF Advisers LLC, a Delaware limited liability company with its principal place of business at 1540 Broadway, New York, NY 10036 (the “Adviser”).

WHEREAS, each of the Trust and the Adviser is a party to the Advisory Agreement; and

WHEREAS, each of the Trust and the Adviser desires to amend Schedule A to the Advisory Agreement to reflect the addition of the Virtus DWA Sector Trend ETF (the “Fund”) as a new series of the Trust and the engagement of the Adviser to act as investment adviser for the Fund;

NOW, THEREFORE, the parties agree as follows:

1. Schedule A to the Advisory Agreement is hereby deleted in its entirety and replaced with Schedule A attached hereto.

2. Except to the extent amended hereby, the Advisory Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

VIRTUS ETF TRUST II		VIRTUS ETF ADVISERS LLC

By:		By:
	William J. Smalley, President		Brinton W. Frith, President

SCHEDULE A

to the

ADVISORY AGREEMENT

between

VIRTUS ETF TRUST II

and

VIRTUS ETF ADVISERS LLC

(As of _______, 2016)

As compensation for the Adviser’s services rendered, the Adviser shall be entitled to a fee, computed daily at an annual rate based on the greater of (1) the minimum fee or (2) the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Minimum Fee		Rate

Virtus Newfleet Dynamic Credit ETF		$0	0.275%

Virtus Japan Alpha ETF	$	[______]	[______]	%

Virtus DWA Sector Trend ETF	$	[______]	[______]	%